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                      CERTIFICATE OF AMENDMENT
                              TO THE
                       AMENDED AND RESTATED
                    ARTICLES OF INCORPORATION
                               OF
                      CREATIVE GAMING, INC.
                      ---------------------

To:	The Secretary of State
   	State of New Jersey

 Pursuant to the provisions of Section 14A:17.15.1(3) of the Business Corporation Act of the State of New Jersey, the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Articles of
Incorporation:

	1.	The name of the Corporation is Creative Gaming, Inc.

	2.	The following is a copy of a resolution duly
adopted by the directors of the Corporation unanimously on September 29, 1997:

	RESOLVED, that the opening paragraph of Articles IV and paragraph (a) thereto of the Amended and Restated Articles of Incorporation (the "Articles of Incorporation") relating to the Capital Stock of the Corporation be, and the same hereby is, amended to read as follows:

          ARTICLES IV:  CAPITAL STOCK

 The total number of shares of capital stock authorized to be issued by the Corporation will be Five Million Three Hundred Thirty-Three Thousand
Three Hundred Thirty-Three (5,333,333) shares, divided into two classes, as follows:

(a)     Three million three hundred thirty-
three thousand three hundred thirty-three
(3,333,333) shares of Common Stock, having no par value per share (hereinafter sometimes referred to as "Common Stock")

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	All remaining provisions of the Articles of
Incorporation shall remain in full force and effect.

	3.	The Amendment to the Articles of Incorporation
will not adversely effect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares that remain unissued after the combination exceeding the percentage of authorized shares that was unissued before the combination.

	4.	Each outstanding old share of the Common Stock, no
par value, of which there are 26,385,991 shares outstanding, shall be reclassified and combined into one-thirtieth of a new share of the Common Stock, no par value, and the authorized shares of the Common Stock, no par value, shall be reduced from 100,000,000 to 3,333,333.

	5.	The effective date of the combination shall be
October 30, 1997.

Dated this 17th day of October, 1997

                            CREATIVE GAMING, INC.

                            By: /s/ Peter J. Jegou
                               ----------------------
                                Peter J. Jegou, President